Exhibit 99.1

Portland, Oregon

August 26, 2004

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES EARNINGS OF $0.51 PER SHARE FOR THE QUARTER ENDED JULY 31, 2004

Cascade Corporation (NYSE: CAE) today reported its financial results for the second quarter ended July 31, 2004.

Second Quarter Fiscal 2005 Summary

•                  Summary financial results for the second quarter and results for the comparable quarter of the previous year are outlined below (in thousands, except earnings per share):

Quarter ended July 31,	2004	2003	% Change
Net sales	$92,376	$75,633	22.1%
Gross profit	29,351	24,987	17.5%
Gross profit %	31.8%	33.0%	—
SG&A	17,726	15,184	16.7%
Amortization	507	132	—
Interest expense, net	802	894	(10.3%)
Other expenses	153	333	(54.1%)
Income before tax	10,163	8,444	20.4%
Provision for income taxes	3,661	2,702	35.5%
Effective tax rate	36%	32%	—
Net income	$6,502	$5,742	13.2%
Earnings per share	$0.51	$0.47	8.5%

•                  Increased business from existing product lines, sales from an acquired company and  strengthening of foreign currencies against the US dollar, all made significant contributions to the increase in total revenues.  Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$10.7	14.1%
Acquisitions	3.6	4.8%
Foreign currency changes	2.4	3.2%
Total	$16.7	22.1%

Excluding the effect of currency changes, revenue growth in North America and Asia Pacific was 8% and 16%, respectively, over the prior year’s second quarter.  Europe’s revenue growth, excluding the effect of currency changes and acquisitions, was 28%.

Cascade Corporation

August 26, 2004

•                  Consolidated gross profit percentage decreased to 32% as compared to 33% in the comparable quarter of the prior year.  This decrease was due primarily to higher materials costs.

•                  The majority of the increase in SG&A was attributable to implementation of Sarbanes-Oxley requirements, increased R&D expenses and SG&A attributable to Roncari Srl, acquired during the third quarter of fiscal 2004.

•                  The increase in amortization expense was primarily due to compensation expense related to stock appreciation rights.

•                  The increase in the effective tax rate from 32% to 36% was due primarily to decreased benefits from international financing activities and an increase in valuation allowances on deferred tax assets in Europe.

Market Conditions

•                  FY05 second quarter shipments in the North American lift truck market were up 14% over the second quarter of FY04 and up 10% for the first six months of FY 05 as compared to the same period in FY04.  Shipments and orders are now in approximate equilibrium.  With the current industry backlog, lift truck shipments should remain strong at least through the next quarter.   Although  lift truck shipments are an indicator of the general health of the industry, they do not necessarily correlate with the demand for Cascade’s products.

•                  FY05 second quarter shipments in the European lift truck market were up 22% over the second quarter of FY04 and up 13% for the first six months of FY05 as compared to the first six months of FY04.  Orders were up 18% year-to-date over the prior year. We are cautiously optimistic about the European lift truck market for the balance of the year.

•                  FY05 second quarter shipments in the Asia-Pacific lift truck market were up 22% as compared to the second quarter of FY04 and up 23% for the first six months of FY05 as compared to the same period in FY04.  For the first six months of FY05 order rates were up 26% over the prior year.  We continue to see strength in the Asia-Pacific region as a whole  and in the Chinese market in particular.

•                  Steel costs have increased more rapidly than expected for many of the steel grades used in our products.  We are aggressively working to mitigate these increases through a variety of means.   We will continue these efforts in the coming months, although there is no assurance we will be able to mitigate the full impact of all steel cost increases.

North America Summary

Quarter ended July 31,	2004	2003	% Change
Net sales	$49,028	$45,298	8.2%
Gross profit	18,936	17,060	11.0%
Gross profit %	38.6%	37.7%	—
SG&A	10,184	9,219	10.5%
Amortization	375	58	—
Operating income	$8,377	$7,783	7.6%

•                  Revenue growth reflected the strong North American lift truck market in the second quarter, which resulted in increased second quarter shipments.  Revenues were also favorably impacted by the current US$/Euro exchange rate, which  has served to reduce European imports into the North American market.    Details of the revenue increase for the quarter over the prior year quarter follow (in thousands):

Revenue growth	$3,533	7.8%
Foreign currency changes	197	0.4%
Total	$3,730	8.2%

•                  The increase in gross profit percentage was a result of higher volumes in all North American factories resulting in better fixed cost absorption.  North America has not yet experienced steel price increases as dramatic as those  in Europe and we believe early pricing adjustments have largely covered our materials cost increases to date.

•                  Increased SG&A expense was primarily attributable to implementation of Sarbanes-Oxley requirements and increased R&D expense.

•                  The increase in amortization expense was primarily due to compensation expense related to stock appreciation rights.

Europe Summary

Quarter ended July 31,	2004	2003	% Change
Net sales	$29,485	$18,921	55.8%
Gross profit	5,829	4,164	40.0%
Gross profit %	19.8%	22.0%	—
SG&A	5,484	4,252	29.0%
Amortization	126	69	82.6%
Operating income (loss)	$219	$(157)	—

•                  Details of the revenue increase for the quarter over the prior year quarter follow (in thousands):

Revenue growth	$5,340	28.2%
Acquisitions	3,628	19.2%
Foreign currency changes	1,596	8.4%
Total	$10,564	55.8%

•                  Gross margins declined primarily due to higher steel costs and increased sales of lower margin OEM products.

•                  The increase in SG&A was due to the effects of both foreign exchange and  additional SG&A attributable to Roncari Srl, an acquisition made in the third quarter of FY04.

Asia Pacific Summary

Quarter ended July 31,	2004	2003	% Change
Net sales	$13,863	$11,414	21.5%
Gross profit	4,586	3,763	21.9%
Gross profit %	33.1%	33.0%	—
SG&A	2,058	1,713	20.1%
Amortization	6	5	20.0%
Operating income	$2,522	$2,045	23.3%

•                  All markets in the Asia-Pacific region made a significant contribution to the increase in total revenues.  Details of the revenue increase for the quarter over the prior year quarter follow (in thousands):

Revenue growth	$1,792	15.7%
Foreign currency changes	657	5.8%
Total	$2,449	21.5%

•                  The increase in SG&A was due to the effect of strengthening foreign currencies and continued  expansion of our sales and service support capabilities in the Chinese market.

Dividend

•                  On August 24, 2004, the Company’s Board of Directors declared a quarterly dividend of $.11 per share, payable on October 7, 2004 to shareholders of record as of September 22, 2004.

President & CEO Comments

Robert C. Warren, Jr., President and Chief Executive Officer, remarked  “We are pleased with our results in the second quarter, particularly in light of rapidly increasing steel prices which were greater than expected, particularly in Europe.  Although we believe we have been able to mitigate these increases in most cases, timing price increases to coincide with actual cost increases has been, and will continue to be somewhat difficult.”

Mr. Warren further commented that “We remain cautiously optimistic about the next quarter due to the substantial backlog in the North American lift truck market and the continuing strength in Asia.  However, our outlook beyond the third quarter is uncertain.  A measurable economic slowdown in any of our major world markets would undoubtedly have an adverse impact on our business.  Our results in Europe also continue to reflect the highly competitive environment in our industry and we do not foresee any significant change in this situation in the near future.  I would like to note that we are continuing to negotiate the purchase of Falkenroth Foerdertechnik, a significant  European competitor currently in  receivership.”

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf.  These include among others factors related to general economic conditions, interest rates, demand for materials handling products, performance of our manufacturing facilities and the cyclical nature of the materials handling industry.  Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Thursday, August 26th at 2:00 pm PST.  Robert C. Warren, President and Chief Executive Officer, and Richard “Andy” Anderson, Senior Vice President and Chief Financial Officer will host the call.  The conference call can be accessed in the U.S. and Canada by dialing (800) 218-0530, International callers can access the call by dialing (303) 262-2130.  Participants are encouraged to dial-in 15 minutes prior to the beginning of the call.  A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 and entering pass-code 11006412#, or internationally, by dialing (303) 590-3000.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com.  Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks.  Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Richard S. “Andy” Anderson

Senior Vice President and Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

CASCADE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(unaudited—in thousands, except per share data)

	Three Months		Six Months
	Ended July 31		Ended July 31
	2004	2003	2004	2003

Net sales	$92,376	$75,633	$185,905	$144,567
Cost of goods sold	63,025	50,646	125,178	96,870
Gross profit	29,351	24,987	60,727	47,697

Selling and administrative expenses	17,726	15,184	35,644	29,768
Amortization expense	507	132	648	196

Operating income	11,118	9,671	24,435	17,733
Interest expense	(925)	(1,172)	(1,823)	(2,332)
Interest income	123	278	220	546
Other income (expense), net	(153)	(333)	(58)	399

Income before provision for income taxes	10,163	8,444	22,774	16,346
Provision for income taxes	3,661	2,702	8,062	5,231
Net income	6,502	5,742	14,712	11,115
Dividends paid on preferred shares of subsidiary	—	—	—	(30)
Net income applicable to common shareholders	$6,502	$5,742	$14,712	$11,085

Basic earnings per share	$0.54	$0.48	$1.21	$0.94
Diluted earnings per share	$0.51	$0.47	$1.15	$0.91

Basic weighted average shares outstanding	12,146	11,995	12,125	11,795
Diluted weighted average shares outstanding	12,741	12,288	12,648	12,225

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	July 31	January 31
	2004	2004
	(unaudited)
ASSETS
Current assets:
Cash	$25,603	$25,584
Marketable securities	13,962	6,002
Accounts receivable, less allowance for doubtful accounts of $1,924 and $2,023	64,476	57,871
Inventories	38,835	36,353
Deferred income taxes	2,994	2,542
Income taxes receivable	—	142
Prepaid expenses and other	5,778	4,626
Total current assets	151,648	133,120
Property, plant and equipment, net	73,877	75,244
Goodwill	68,772	68,915
Deferred income taxes	9,540	9,703
Other assets	5,189	5,837
Total assets	$309,026	$292,819

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$1,905	$2,805
Current portion of long-term debt	12,883	13,018
Accounts payable	21,790	17,904
Accrued payroll and payroll taxes	6,071	6,815
Accrued environmental expenses	837	847
Other accrued expenses	13,129	10,011
Total current liabilities	56,615	51,400
Long-term debt	37,915	38,111
Accrued environmental expenses	8,023	8,551
Deferred income taxes	1,432	1,441
Other liabilities	10,085	9,628
Total liabilities	114,070	109,131

Shareholders’ equity:
Common stock, $.50 par value, 20,000 authorized shares; 12,189 and 12,102 shares issued and outstanding	6,094	6,051
Additional paid-in capital	15,895	11,111
Deferred compensation	(3,338)	—
Retained earnings	177,537	165,495
Accumulated other comprehensive income (loss)	(1,232)	1,031
Total shareholders’ equity	194,956	183,688
Total liabilities and shareholders’ equity	$309,026	$292,819

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Six Months Ended
	July 31
	2004	2003
Cash flows from operating activities:
Net income	$14,712	$11,115
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,426	6,212
Deferred income taxes	(298)	(13)
Gain on disposition of assets	(48)	207
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(6,605)	(4,445)
Inventories	(2,482)	896
Prepaid expenses and other	(1,153)	(846)
Accounts payable and accrued expenses	3,142	(1,607)
Current income taxes payable and receivable	2,251	2,561
Other liabilities	926	628
Net cash provided by operating activities	17,871	14,708

Cash flows from investing activities:
Capital expenditures	(6,598)	(5,180)
Marketable securities, net	(7,340)	(4,828)
Proceeds from sale of assets	216	406
Business acquisition	—	(3,585)
Other assets	340	103
Proceeds from notes receivable	—	268
Net cash used in investing activities	(13,382)	(12,816)

Cash flows from financing activities:
Payments on long-term debt and capital leases	(331)	(128)
Notes payable to banks, net	(900)	(211)
Cash dividends paid	(2,670)	(2,399)
Common stock issued	1,149	—
Net cash used in financing activities	(2,752)	(2,738)

Effect of exchange rate changes	(1,718)	(667)

Change in cash and cash equivalents	19	(1,513)
Cash and cash equivalents at beginning of year	25,584	29,501
Cash and cash equivalents at end of period	$25,603	$27,988